Exhibit 11.1

Board of Directors and Management of Forge Group, Inc.

Chevy Chase, Maryland

We consent to the use in this Annual Report on Form 1-K of Forge Group, Inc. of our report dated May 26, 2022, relating to our audit of the consolidated GAAP financial statements of Amalgamated Casualty Insurance Company and financial statements of American Risk Management, Inc. as of December 31, 2021 and for the year ending December 31, 2021.

Crowe LLP

Fort Lauderdale, Florida

June 6, 2022